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                                                                    EXHIBIT 4.26

                             DISTRIBUTION AGREEMENT


THIS AGREEMENT is made as of the 22nd day of August, 2001


B E T W E E N:

                  HYDROGENICS CORPORATION, a company organized and existing under the laws of Canada (the "Supplier")


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                  TOYOTA TSUSHO CORPORATION, a company organized and existing under the laws of Japan (the "Distributor").


RECITALS:

A. Supplier is engaged in the manufacture of fuel cell test stations and related devices;

B. Distributor has the resources to effectively market and sell the goods of Supplier, including the required technical knowledge of selling, distributing and advertising processes and techniques, including knowledge of the local laws, customs, market conditions, exchange control and international finance;

C. Distributor desires to purchase such merchandise from Supplier for sale within the Territory specified herein;

D. The parties are desirous of formalizing their relationship under the terms of this Agreement.

THEREFORE the parties agree as follows:


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                                    ARTICLE 1
                                 INTERPRETATION

1.1      DEFINITIONS

Wherever used in this Agreement, unless there is something in the subject matter or context inconsistent therewith, the following words and terms shall have the respective meanings ascribed to them as follows:

         (a) "ACCOUNTING PERIOD" means a three month period commencing on the first business day of the first month and ending on the last business day of the third month, with each successive Accounting Period to commence on the first business day following the close of the immediately preceding Accounting Period;

         (b) "AGREEMENT" means this agreement entitled "Distribution Agreement" and all instruments supplemental hereto or in amendment or confirmation hereof;

         (c)      "FORCE MAJEURE" has the meaning given to such term in Section
                  10.4 hereof;

         (d) "NOTICE" has the meaning given to such term in Section 10.12 hereof;

         (e) "PRIME BANK RATE" means the prime commercial lending rate of interest (expressed as an annual rate) which Supplier's bankers establish as the reference rate of interest that the bank would charge its customers for loans in Canadian funds, as the same may be in effect from time to time;

         (f) "PRODUCT PRICE LIST" has the meaning given to such term in Subsection 3.4(b)(ii) hereof;

         (g) "PRODUCTS" means and is restricted to fuel cell test stations that are manufactured and supplied by Supplier, including service and maintenance contracts and all related devices. For greater certainty the term "Products" shall not include fuel cell power generators and other non-testing products manufactured by Supplier. Supplier reserves the right to add a product to this Agreement, to discontinue a product, and to modify or amend the standards and specifications of such product and its packaging during the Term of this Agreement on Notice to Distributor. In


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                  such event, product added to, modified or amended shall be considered to be Product and discontinued product shall not be considered to be Product for the purposes of this Agreement;

         (h) "SUPPLIER TRADE-MARKS" means the trade-names, trade-marks and other commercial symbols of Supplier which may be used in connection with the sale or servicing of the Products, namely those trade-marks listed in Schedule "A" hereof;

         (i) "TERM" means and includes the initial and any renewal terms of this Agreement; and

         (j)      "TERRITORY" shall mean the geographic area of Japan.

1.2      GENDER AND NUMBER

In this Agreement, words importing the singular include the plural and vice versa and words importing gender include all genders.


1.3      ARTICLE AND SECTION HEADINGS

The insertion of headings and the division of this Agreement into articles and sections are for convenience of reference only and shall not affect the interpretation hereof.


1.4      ENTIRE AGREEMENT

This Agreement and any documents incorporated by reference herein constitute the entire agreement between the parties pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions with respect to the subject matter hereof whether oral or written. Except as provided in such materials, there are no conditions, representations, warranties, undertakings, promises, inducements or agreements whether direct, indirect, collateral, express or implied made by Supplier to Distributor. No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by Supplier and Distributor.



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1.5      APPLICABLE LAW

This Agreement shall be governed by and construed in accordance with the United Nations Convention on Contracts for the International Sale of Goods.


1.6      SEVERABILITY

If in any jurisdiction, any provision of this Agreement or its application to any party or circumstance is restricted, prohibited or unenforceable, such provision shall, as to such jurisdiction, be ineffective only to the extent of such restriction, prohibition or unenforceability without invalidating the remaining provision hereof and without affecting the validity or enforceability of such provision in any other jurisdiction or its application to other parties or circumstances.


1.7      NON-WAIVER

The failure of Supplier to exercise any right, power or option given hereunder or to insist upon the strict compliance with the terms and conditions hereof by Distributor shall not constitute a waiver of the terms and conditions of this Agreement with respect to that or any other or subsequent breach thereof nor a waiver by Supplier of its rights at any time thereafter to require strict compliance with all terms and conditions hereof including the terms or conditions with respect to which Distributor has failed to exercise such right, power or option.


                                    ARTICLE 2

                                      GRANT

2.1      GRANT

Subject to the terms and conditions of this Agreement, Supplier grants to Distributor the right to act as exclusive distributor of the Products within the Territory and to use or display Supplier Trade-marks in association therewith.



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2.2      ACCEPTANCE

Distributor accepts its appointment as the exclusive distributor of the Products in the Territory upon the terms, provisions and conditions of this Agreement.


2.3       RESTRICTIONS

Distributor shall not sell, distribute or advertise products which are similar to, which perform the same functions as or which compete with the Products during the Term of this Agreement without the prior written consent of Supplier.


2.4      TERM

Unless otherwise terminated pursuant to this Agreement, this Agreement shall remain in force for a period of two (2) years from the date of execution.


2.5      RENEWAL

This Agreement may be renewed by Distributor for additional renewal terms of two
(2) years each, provided that Distributor shall have substantially complied with all of the provisions of this Agreement, Distributor shall have given to Supplier at least two (2) months' Notice prior to the expiry of the then current Term of its intention to renew this Agreement, and the parties shall have agreed in writing to the renewal Term purchase requirements. In the case of a failure by the parties to reach an agreement on the renewal Term purchase requirements and/or a failure by the Distributor to meet the purchase requirements of the initial Term or any subsequent renewal Term, this Agreement shall become non-exclusive, provided, however, that in either case Distributor shall retain the right to distribute Products in the Territory for an additional two (2) year period, subject to the terms and conditions of this Agreement.



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                                    ARTICLE 3

                                ORDER AND PRICES

3.1      ORDERS

All Distributor orders for Products shall be subject to the terms and conditions contained in this Agreement, and such further additional terms and conditions which may from time to time be agreed between the parties and appended or attached to Supplier's quotations and/or Distributor's purchase orders. In the event that such additional terms and conditions are different from or inconsistent with the terms and conditions of this Agreement, the terms and conditions of such additional terms and conditions shall govern. Notwithstanding anything herein to the contrary, Distributor's wholly-owned subsidiary, Toyota Tsusho America, Inc., may place orders to Supplier pursuant to this Agreement strictly for resale to Distributor, which order and sales procedure shall not otherwise effect the rights and responsibilities of Supplier and Distributor under this Agreement.


3.2      PURCHASE REQUIREMENTS

Distributor shall (but not be obliged to), during the Term of this Agreement, endeavour to complete the purchase from Supplier of a minimum of US$5 million of Products. For greater certainty, sales generated by Distributor prior to the signing of this Agreement shall be included in the calculation of the amount of Product purchased by Distributor during the initial Term.


3.3      RIGHT TO PURCHASE

Supplier agrees to sell to Distributor and Distributor agrees to purchase from Supplier and pay Supplier for such quantities of the Products as Distributor may reasonably request and as Supplier, using its best efforts, is capable of supplying at the prices and subject to the other terms and conditions of sale established by Supplier and in effect at the time of shipment including, without limitation, invoice and/or purchase order terms.



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3.4      PRODUCT PRICING

         (a) Distributor acknowledges and agrees that competitive pricing of Products and competitive rates for the servicing of Products in the Territory is an essential ingredient in adequately servicing the needs of Supplier hereunder.

         (b) Distributor shall be free to sell the Products in the Territory at whatever price it is able to obtain, provided, however, that:

                  (i) Distributor quotes and sets prices for the Product in the Territory in accordance with the spirit and intent of Section 3.4(a) hereof;

                  (ii) Distributor quotes and sets prices for the Product in the Territory by reference to Supplier's non-binding retail Product price list for the Territory (the "Product Price List"), as determined by Supplier in its sole discretion, after consultation with Distributor. The current Product Price List is appended as Schedule "B" to this Agreement. Distributor acknowledges receipt of the Product Price List and agrees that such price list (as it may be issued, amended and modified by Supplier from time to time) shall be an integral part of this Agreement and incorporated by reference hereto; and

                  (iii) the gross price at which a Product is sold by Distributor in the Territory shall be reported in writing to Supplier in accordance with the reporting obligations described in Sections 4.3 and 6.2 (1) hereof.

         (c) The prices at which Supplier sells the Products to Distributor shall be determined on a quotation basis, based on Supplier's "Ex Works" Mississauga price as determined by Supplier, its sole discretion, provided, however, that Supplier shall set its price by reference to the then current Product Price List less applicable distributor discounts.

3.5      RESERVATIONS OF SUPPLIER

         (a)      Supplier reserves the right to:


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                  (i)      solicit orders from and sell Products directly for
                           its own account to parties located in the Territory who specifically request Supplier in writing to transact directly with the Supplier;

                  (ii) accept orders from customers outside the Territory to their subsidiaries in the Territory; and

                  (iii) use distributors in the Territory from time to time, solely in order to effect the sales described in Subsections 3.5(a)(i) and (ii).

         (b) Upon the exercise by Supplier of the rights described in Subsection 3.5(a) hereof, Supplier agrees to notify Distributor and to pay Distributor a commission of 5% on the value of all such deliveries made by Supplier in the Territory, provided that Distributor initiated and/or assisted in effecting such sales.

         (c) Supplier agrees that the Product price of sales effected in the Territory pursuant to the Supplier's rights described in Subsection 3.5(a) hereof shall be set by reference to the then current Product Price List.

3.6      ORDERS FOR PRODUCTS

Distributor shall order all Products by completion of a standard order form as may be prepared and supplied from time to time by Supplier. Notwithstanding the foregoing, Distributor may use its own purchase order or other business form to order Products under this Agreement, provided that no provisions contained in any such purchase order or business form or other Distributor document or communication which are different from or additional to this Agreement or Supplier's standard order form then in effect shall be binding upon Supplier or have any force or effect whatsoever. No failure by Supplier to object to any such provisions shall be deemed a waiver hereof.

3.7      ACCEPTANCE OF ORDERS

All purchase orders for Products are subject to acceptance by Supplier. Each proposed purchase order of Distributor shall be deemed void and without effect if not accepted by Supplier within 15 days after the date of receipt thereof by Supplier. Supplier reserves the right to reject any purchase order in its sole discretion.

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                                    ARTICLE 4

                              DELIVERY AND PAYMENT

4.1      PRODUCT DELIVERY

         (a) Unless otherwise stipulated by the terms of standard purchase orders as may be prepared by the parties from time to time, all deliveries of the Products shall be "Ex Works" Mississauga facility. Risk of loss shall pass to Distributor when the Products are put into the possession of the carrier, at which point Supplier shall be deemed to have completed good delivery to Distributor.


         (b) Distributor shall be responsible for all duties, taxes, costs and procedures and compliance with all local laws, associated with importing all material shipped to Distributor under this Agreement into the country of destination.


         (c) Distributor shall make a thorough inspection of each shipment of Products upon receipt by Distributor thereof. If Distributor believes that the shipment does not conform to the subject order in any respect, Distributor shall give Supplier notice in writing, setting out the full particulars of the alleged nonconformance, within (30) calendar days after receipt by Distributor of the shipment and shall make such shipment available at Distributor's premises for inspection by Supplier or its representative. Failure to give such notice within the 30-day period shall bar Distributor from making any claim excluding latent defect that the shipment of Products failed to comply with the order.

         (d) The parties agree to exclude the application of article 50 of the United Nations Convention on Contracts for the International Sale of Goods, which would otherwise authorize Distributor to reduce the price in accordance with the formula set out in that article when the goods tendered do not conform.



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4.2      PAYMENT

Unless otherwise stipulated by the terms of standard purchase orders as may be prepared by the parties from time to time, payment in full for Products purchased by Distributor from Supplier shall be remitted to Supplier within thirty (30) days after the delivery of Products so purchased. Unless otherwise stipulated in the terms of individual quotations, all payments to be made to Supplier hereunder shall be made to Supplier in United States dollars and shall be sent to Supplier at Supplier's address as provided herein or to such address as Supplier may specify in writing. Distributor agrees that all amounts to be paid to Supplier by Distributor shall be paid notwithstanding Distributor's failure or inability to collect amounts owing to it from customers.


4.3      PERIODIC STATEMENTS

Distributor agrees to submit to Supplier within thirty (30) days of each Accounting Period a complete and accurate operating statement for that period in the form and manner prescribed by Supplier detailing such matters as Product sold by Distributor in such period.


4.4      OVERDUE AMOUNTS

Any amounts owed to Supplier by Distributor pursuant to this Agreement or otherwise shall bear interest from the due date until paid in full at a rate of interest equal to the Prime Bank Rate plus five percent (5%) or the highest amount permitted by applicable law, whichever is lower, such amount to be calculated and payable weekly, both before and after default, with interest on overdue interest at the same rate. The acceptance by Supplier of any interest payment shall be without prejudice to Supplier's right to terminate this Agreement in respect of such default.


4.5      CONFORMITY

         (a) Notwithstanding article 39(1) of the United Nations Convention on Contracts for the International Sale of Goods, the parties agree that Distributor loses the right to rely on a lack of conformity of the goods if Distributor does not give notice to the Supplier specifying the nature of the lack of conformity within thirty (30) days after Distributor has discovered it or ought to have discovered it.


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         (b)      Notwithstanding article 39(2) of the United Nations Convention on Contracts for the International Sale of Goods, the parties agree that Distributor loses the right to rely on a lack of conformity of the goods if Distributor does not give the Supplier notice thereof at the latest within a period of seven months from the date on which the goods were actually handed over to Distributor.

                                    ARTICLE 5
                                    WARRANTY

5.1      WARRANTY

Except as set out in Supplier's standard warranty, Supplier makes no claims, statements, warranties, assurances, guarantees or representations whatsoever, whether express, implied, statutory, collateral or otherwise concerning the Products other than that they shall meet Supplier's specifications, tolerances and quality standards as they may be in effect from time to time. Any recommendation made by Supplier concerning uses or applications of Products are believed reliable but Supplier makes no warranty, assurance, guarantee or representation in respect thereof. Distributor shall make no warranties or guarantees with respect to the Products except as may be authorized by Supplier in writing. Distributor agrees to comply at all times with all applicable consumer product warranty legislation and take all actions that Supplier may from time to time request for the purpose of compliance with such legislation.


5.2      LIMITATION ON LIABILITY

Supplier's sole liability, and Distributor's sole remedy and entitlement against Supplier, in respect of any of the Products shall be limited to an amount which shall not exceed US$5 million. In no event shall Supplier be liable for any loss, injury or damage, whether direct, indirect, collateral, special or consequential, whether suffered by Distributor, any party dealing with Distributor or any third party, whether in connection with the Products, or resulting from the sale, use or application of the Products or otherwise, including without limitation, personal injury, loss of profits or other economic loss.

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                                    ARTICLE 6

                     OBLIGATIONS OF SUPPLIER AND DISTRIBUTOR

6.1      SUPPLIER'S OBLIGATIONS

During the term of this Agreement, Supplier shall provide Distributor with such reasonable assistance as Supplier shall deem reasonably necessary to assist Distributor in effectively advertising, distributing and promoting the Products throughout the Territory. Without limiting the generality of the foregoing, Supplier shall:


         (a) maintain Products for display and demonstration at Supplier's Tokyo showroom;

         (b) extend to Distributor and its customers in respect of all Products sold to Distributor hereunder Supplier's applicable standard warranty for such Products, and provide applicable warranty service in respect thereof; and

         (c) provide first-line technical support for the installation, maintenance and use of the Products by customers in the Territory;

         (d) assist Distributor by furnishing Distributor with standard descriptive literature and standard information such as technical data and manuals as are necessary to promote the sale of the Products, and including trade advertisements and promotional literature, if requested by Distributor. Distributor shall be responsible for the expense of any translation, reproduction and printing necessary to make the information suitable for use in the Territory. Special price lists or literature shall be the responsibility of Distributor;

         (e) provide technical support to Distributor, by answering technical questions promptly; and

         (f) advise Distributor of all improvements and changes regarding the Products, and assist Distributor in communicating such information to customers in the Territory.


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                                     - 13 -


6.2      DISTRIBUTOR'S OBLIGATIONS

In order to maintain the high reputation and goodwill associated with Supplier and the Products, Distributor shall, except where otherwise agreed to in writing by Supplier:


         (a) use its best efforts to develop and promote the sales and distribution of the Products in the Territory;

         (b) establish and maintain a competent sales staff to call upon prospective purchasers of Products in the Territory as is necessary for the performance of its obligations under this Agreement;

         (c) display and/or distribute all advertising and promotional materials (if any) which may be provided by Supplier and co-operate fully with Supplier in connection with all promotional programs and sales programs (if any) offered by Supplier;

         (d) at no time engage in any activities which may adversely affect the reputation and goodwill of Distributor, Supplier or the Products. Without limiting the foregoing, Distributor shall not engage in any illegal, deceptive, unfair or unethical trade practices with respect to the Products nor make any false, misleading or disparaging representations about Supplier or the Product;

         (e) comply with all reasonable mandatory procedures and specifications (if any) from time to time prescribed by Supplier relating to the sale and distribution of the Products;

         (f) comply with all laws, regulations, by-laws, orders, rulings and ordinances, including without limitation consumer protection and trade practices laws, and obtain all necessary permits and licences which may have application to the advertising, sale and distribution of the Products; and

         (g) extend to Distributor's customers in respect of all Products sold to Distributor hereunder all applicable standard Supplier product warranties;

         (h) ensure that the Products comply with local regulations as to safety, packaging and marking;


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         (i)      advertise and promote sales in accordance with policies
                  established by Supplier from time to time;

         (j) attend and actively participate in appropriate trade shows in the Territory which are or could be useful or appropriate for the sale of the Products;

         (k) in consultation with Supplier, design, develop and implement annual marketing plans which shall include the development and implementation of a marketing strategy, including catalogues, literature, advertisements, mailings, trade shows, sales training programs and promotions;

         (l) provide on each anniversary of this Agreement, a detailed written market report including but not limited to such information as a review of the previous twelve months, a preview of the forthcoming year, market conditions and competition. Such report shall also include an updated detailed marketing plan in writing for discussion with Supplier in order that an agreed program may be implemented the following year;

         (m) to the extent that Distributor displays Products in one its showrooms, consult with Supplier and obtain the permission of Supplier, prior to demonstrating Products or allowing persons access to the Products. Without the prior written consent of Supplier, under no circumstance shall Distributor demonstrate the Products to, or permit access to, persons associated with, in any capacity, the following entities: Chino Corp., Nissei Sangyo Co. Ltd., Toyo Technica, Tsukasa Sokken, Globetech and Giner;

         (n) pay all expenses for the implementation of marketing research, telex, fax, telephone, postage, travel, promotion, advertising, the cost of all personnel and independent contractors employed or engaged in the implementations of the marketing plan and the sales of the Product;

         (o) use its best efforts to maintain good commercial relations with customers and potential customers of the Products in the Territory, and promote the interests of Supplier in the Territory. In this regard, Distributor shall: make prompt deliveries of orders; communicate to Supplier promptly all customer service, repair and


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                                     - 15 -


                  replacement service requests in the Territory; and, pass on to Supplier all complaints concerning the sales of the Products;

         (p) provide monthly reports in respect of the quotation activity of the Distributor during the month, including customer names, delivery dates, quotation prices and internal Distributor rankings; and

         (q) ensure that any registration or notification required by the laws of the Territory shall have been carried out. Distributor shall comply with all laws and regulations as may apply with the Territory, as applicable to this agreement and all transactions and activities contemplated or to be performed hereunder, and shall procure and maintain all approvals, licences, permissions and permits necessary to the performance of its business and conduct its business in a manner so as to not bring discredit upon the reputation of the Products or Supplier. Distributor shall keep Supplier informed of any laws or regulations of the Territory which may affect the promotion, sales, services or maintenance of the Products in order that Supplier will not breach any such laws or regulations through lack of awareness thereof.


6.3      PROHIBITIONS OF DISTRIBUTOR

Distributor shall not:

         (a) apply any attachments or accessories to the Products or modify or alter the Products without the prior written approval of Supplier;

         (b) advertise the Products outside the Territory except where advertisements are included in international publications;

         (c) seek customers, establish any branch or maintain any office or depot in relation to the Products anywhere outside the Territory; and

         (d) during the Term of this Agreement, except with the prior written consent of Supplier, sell, distribute or advertise, either directly or indirectly, any products in the Territory which are like or similar to, or which, either alone or in conjunction


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                                     - 16 -


                  with some other product, perform or are designed to perform the same or similar function to, or which might otherwise compete or interfere with, the Products.

                                    ARTICLE 7

                       TRADEMARKS / INTELLECTUAL PROPERTY

7.1      USE OF SUPPLIER TRADE-MARKS

Distributor agrees and acknowledges that Supplier is the exclusive owner of Supplier Trade-marks and that the rights granted herein to Distributor to use Supplier Trade-marks apply only to their use in connection with the advertising, marketing and sale of the Products to Distributor's current and potential customers within the Territory in accordance with this Agreement and not otherwise. Supplier grants Distributor the right to affix its name, address and telephone number to brochures, sales literature, graphics and data sheets concerning the Products provided that Distributor must in all cases state that it is an authorized, independent distributor of the Products. Distributor shall not:


         (a) directly or indirectly attempt to dilute the value of the goodwill attached to any of Supplier Trade-marks, nor counsel, procure or assist anyone to do any of the foregoing; or

         (b) dispute or contest for any reason whatsoever, directly or indirectly, during or after the term of this Agreement, the validity, ownership or enforceability of any of Supplier Trade-marks.

7.2      INFRINGEMENT

Distributor agrees to notify Supplier promptly of any attempt by any person other than Supplier or a licensed distributor of Supplier to use Supplier Trade-marks or any variation or imitation thereof and to notify Supplier immediately of any action involving Supplier Trade-marks that is threatened or instituted by any person against Distributor and to allow Supplier to undertake the defence of any such action. Should any action involving Supplier Trade-marks be threatened or instituted by any person against Distributor, Supplier agrees to defend Distributor and to indemnify and hold it harmless from all fines, suits, proceedings, losses, claims, demands or actions of any nature or kind whatsoever directly or indirectly arising out of or associated or


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                                     - 17 -


connected with the use of Supplier Trade-marks and against any and all damages, costs, expenses and fees (including, without limitation, reasonable legal expenses) incurred by or on behalf of Distributor in the investigation or defence of any and all such suits, proceedings, claims, demands or actions; provided, however, that Supplier shall have full control of such action including the right to settle such suits, proceedings, claims, demands or actions on Distributor's behalf. Supplier shall have the sole right, but no obligation, to commence proceedings to restrain any unauthorized uses of Supplier Trade-marks or any variations or imitations thereof and to receive the benefits of any such suits, proceedings, claims, demands or actions. Distributor shall fully co-operate with Supplier, at Supplier's expense, in providing any support that Supplier might reasonably request in respect of the defence or prosecution of any such suits, proceedings, claims, demands or actions.


7.3      INTELLECTUAL PROPERTY

Distributor acknowledges that all intellectual property relating to the Products is owned by or licensed to Supplier. Distributor agrees that it shall not violate or infringe such intellectual property rights nor shall it, nor any of its affiliates, attempt to reverse engineer the Products or manufacture, use, sell, distribute or advertise products which have been derived from the reverse engineering of the Products during or after the Term of the Agreement.


                                    ARTICLE 8

                                   TERMINATION

8.1      TERMINATION

This Agreement and all rights granted herein shall terminate effective immediately if:


         (a) either party makes a general assignment for the benefit of creditors or a proposal or arrangement under any bankruptcy or creditor protection legislation, if a bona fide petition is filed against either party under any bankruptcy or creditor protection legislation, if either party shall be declared or adjudicated bankrupt, if a liquidator, trustee in bankruptcy or any other officer with similar powers shall be appointed of or for either party or if either party shall commit an act of bankruptcy or shall propose a compromise or arrangement or institute proceedings
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                                     - 18 -


                  to be adjudged bankrupt or become insolvent or consent to the institution of such appointment or proceedings;

         (b) either party assigns or attempts to assign or transfer this Agreement or any rights hereunder to any person without the prior written consent of the other party;

         (c) either party is in default of any of its obligations under this Agreement for reasons other than Force Majeure including ceasing, taking steps to cease or threatening to cease its operations as a going concern and fails to cure such default or satisfy the other party that such default has been cured within fifteen (15) days of receiving Notice from the other party to cure the same; or

         (d) either party has received from the other party during any consecutive twelve (12) month period two (2) or more Notices relating to a default under this Agreement (whether such Notices relate to the same or different types of default and whether or not such defaults have been remedied by the defaulting party).

8.2      DISTRIBUTOR'S OBLIGATIONS ON TERMINATION

Upon the termination, expiration or non-renewal of this Agreement for any reason whatsoever, the rights granted herein shall forthwith cease and terminate and Distributor shall:


         (a) immediately pay to Supplier all fees, amounts and other charges as have become due hereunder or under any agreement of purchase and sale between the parties;

         (b) immediately cease to and thereafter not, directly or indirectly, hold itself out as a Supplier distributor;

         (c) ship to Supplier, at Supplier's expense and at such location as Supplier may designate, all advertising and promotional materials provided or made available by Supplier;

         (d) immediately cease to use, directly or indirectly, in advertising or in any other manner whatsoever the Supplier Trade-marks and remove such trade-marks from or deliver up to Supplier or its duly authorized representatives all materials including signs and advertising materials in its possession, custody or control upon which the Supplier Trade-marks appear (except for documents not for public display or reasonably required for archival purposes).

8.3      UNFILLED ORDERS

Supplier agrees that it shall honour all Distributor orders accepted by it prior to the termination or expiration of this Agreement. Distributor orders that have not been accepted by Supplier at the termination or expiration of this Agreement shall be deemed cancelled and Supplier shall have no liability to Distributor or to any other party by virtue of the termination or expiration of the Agreement including, but not limited to, any claim for loss of profits or prospective profits from anticipated sales of the Products.


8.4      OTHER RELIEF

Any termination under Article 8 hereof shall be without prejudice to any other rights (including any right of indemnity), remedy or relief vested in or to which either party may otherwise be entitled against the other. Any refusal to renew this Agreement shall not give rise to any liability for indemnity or other compensation to Distributor and Distributor expressly waives any right to indemnity or compensation if Supplier terminates this Agreement as provided herein or exercises its right not to renew this Agreement. The foregoing remedy shall not exclude any other remedies which either party may have at law or in equity by reason of default, breach or nonobservance by the other party of any provision hereof.


8.5      PERIODS OF NOTICE

Each party acknowledges that the periods of notice (if any) provided for termination of this Agreement are adequate under the circumstances to permit each party to take all actions required to adjust its business operations in anticipation of the termination of this Agreement.

                                    ARTICLE 9

                        RELATIONSHIP AND INDEMNIFICATION

9.1      INDEPENDENT PARTIES

The relationship between Distributor and Supplier is intended to be and shall be that of buyer and seller, and Distributor and its employees, agents and representatives shall under no circumstances be considered agents, partners, joint venturers or representatives of Supplier. Distributor shall not act or attempt to act, or represent itself, directly or by implication, as agent, joint venturer, partner or representative of Supplier or in any manner assume or attempt to assume or create any obligation or liability of any kind, nature or sort, express or implied, on behalf of or in the name of Supplier. Neither party shall be bound in any manner whatsoever by any agreements, warranties or representations made by the other party to any other person nor with respect to any other action of the other party.


9.2      NON-LIABILITY

Supplier shall not be obligated or liable for any injury or death of any person or damage to any property caused by or relating to Distributor's actions, failure to act, negligence or willful conduct, nor for any liability of Distributor.


9.3      DISTRIBUTOR INDEMNITY

Distributor hereby indemnifies and undertakes to defend Supplier and its shareholders, directors, officers, employees and agents and hold them harmless from all fines, suits, proceedings, losses, claims, demands or actions of any nature or kind whatsoever, directly or indirectly, arising out of or in any manner whatsoever associated or connected with Distributor's performance, purported performance or non-performance of its rights and obligations under this Agreement and against any and all damages, costs, expenses and fees (including without limitation reasonable legal expenses) incurred by or on behalf of any of the foregoing in the investigation or defence of any and all such suits, proceedings, claims, demands or actions.

9.4      INSURANCE

         (a) Distributor shall procure and maintain, in full force and effect, a comprehensive general liability insurance policy or policies with personal injury liability blanket, contractual liability, product liability and completed operations liability insurance endorsements protecting Distributor and Supplier and their officers and employees against any loss, liability or expense due to personal injury, death or property damage or otherwise arising out of or occurring in connection with the business of Distributor. Supplier shall be an additional insured in such policy or policies which shall be written by a responsible insurance company or companies licensed to do business in the Territory and meeting with the reasonable approval of Supplier, with a combined single limit of not less than $5 million for bodily injury or death and for property damage. Such policy or policies shall provide that they will not be cancelled or altered without at least sixty days' prior written notice to Supplier. Within ten days after execution of the agreement, Distributor shall furnish Supplier with a certificate or certificates of such insurance, together with evidence that the premiums therefor have been paid. Maintenance of such insurance and the performance by Distributor of its obligations under this paragraph shall not relieve Distributor of liability under the indemnity provisions.

         (b) Supplier shall maintain $10 million of product liability insurance coverage on the Products. A certificate of insurance shall be provided to Distributor upon Distributor's written request.

                                   ARTICLE 10

                                     GENERAL

10.1     CONFIDENTIALITY OF DISTRIBUTOR

Distributor acknowledges that as a consequence of being a distributor of the Products, certain confidential information may be disclosed to it by Supplier, including without limitation technical information and business information (collectively the "Supplier Confidential Information"). Distributor acknowledges that such Supplier Confidential Information shall be and remain solely the property of Supplier and agrees and covenants that during the term of this Agreement and within three (3) years after its termination:


         (a) such Supplier Confidential Information shall be kept confidential and secret; and

         (b) neither Distributor nor any individuals associated with Distributor in any capacity, whether as directors, officers, agents, employees or otherwise, shall use such Supplier Confidential Information for any purpose or disclose such Supplier Confidential Information to any third person, except to the extent such Supplier Confidential Information must necessarily be used for the performance of this Agreement or is disclosed with the prior written consent of Supplier.

The foregoing restrictions on disclosure and use will not apply to (a) information which Distributor can prove was previously known to it, (b) information lawfully received by Distributor from a third party without obligation of confidentiality, (c) information which becomes known to the public other than by a disclosure prohibited by this Article.

10.2     CONFIDENTIALITY OF SUPPLIER

Supplier acknowledges that as a consequence of being a supplier of the Products to Distributor, certain confidential information may be disclosed to it by Distributor, including without limitation technical information and business information (collectively the "Distributor Confidential Information"). Supplier acknowledges that such Distributor Confidential Information shall be and remain solely the property of Distributor and agrees and covenants that during the Term of this Agreement and within three (3) years after its termination:


         (a) such Distributor Confidential Information shall be kept confidential and secret; and

         (b) neither Supplier nor any individuals associated with Supplier in any capacity, whether as directors, officers, agents, employees or otherwise, shall use such Distributor Confidential Information for any purpose or disclose such Distributor Confidential Information to any third person, except to the extent such Distributor Confidential Information must necessarily be used for the performance of this Agreement or is disclosed with the prior written consent of Distributor.

The foregoing restrictions on disclosure and use will not apply to (a) information which Supplier can prove was previously known to it, (b) information lawfully received by Supplier from a third party without obligation of confidentiality, (c) information which becomes known to the public other than by a disclosure prohibited by this Article.

10.3     DISPUTE RESOLUTION

All disputes arising out of this Agreement shall be submitted to final and binding arbitration. If the respondent in such arbitration is Distributor, the arbitration shall be held in Tokyo, Japan in accordance with the rules of the Japan Commercial Arbitration Association. If the respondent is Supplier, the arbitration shall be held in the Toronto, Ontario, Canada in accordance with the Rules of Conciliation and Arbitration of the International Chamber of Commerce.

10.4     FORCE MAJEURE

Neither party shall be responsible to the other for non-performance or delay in performance (other than any payment of money) occasioned by any causes beyond its control including without limitation acts or omissions of the other party, acts of civil or military authority, strikes, lock-outs, embargoes, insurrections or Acts of God. If any such delay occurs, any applicable time period shall be automatically extended for a period equal to the time lost provided that the party affected makes reasonable efforts to promptly correct the reason for such delay and gives to the other party prompt Notice of any such delay. Such Notice shall include an estimate of the time that will be taken to correct the reason for such delay.


10.5     ASSIGNMENT

This Agreement is not assignable by either party, either directly or indirectly, without the prior written consent of the other party, which consent shall not be unreasonably withheld.


10.6     SUCCESSORS AND ASSIGNS

This Agreement shall enure to the benefit of and be binding upon Distributor and Supplier and their respective successors and permitted assigns.

10.7     CONFORMITY WITH LOCAL LAWS


         (a) The rights and obligations of the parties under this Agreement shall be subject to all applicable laws, orders, regulations, directions, restrictions and limitations of the governments having jurisdiction of the parties. In the event, however, that any law, order, regulation, direction, restriction or limitation, expropriation, seizure or interpretation thereof shall in the judgment of either party substantially alter the relationship between the parties under this Agreement, or the advantages derived from such relationship, either party may request the other party to modify this Agreement, and if, within fifteen days subsequent to making such request, the parties are unable to agree upon a mutually satisfactory modification of this Agreement, then the adversely affected party may terminate this Agreement on fifteen days' notice given to the other party, not later than thirty days following the end of such thirty-day period.


         (b) Any provision or provisions of this Agreement which in any way contravene the law of any state or country in which this Agreement is effective, shall in such state or country, to the extent of such contravention of law, be deemed severable and shall not affect any other provision or provisions of this Agreement.


         (c) The parties shall each at its own expense in its own countries, take such steps as may be required to satisfy the laws and requirements of the respective countries with respect to declaring, recording, or otherwise rendering this Agreement valid.

10.8     LANGUAGE

         (a) Upon execution, this Agreement may be translated into the language of the Territory provided, however, that in the event of any diversion between the English version and any other version, the English version shall prevail.

         (b) When a comparison of the authentic text of a provision of the United Nations Convention on Contracts for the International Sale of Goods reveals a difference of meaning that cannot be reconciled by looking to the object and purpose of the Convention provision, the English language version shall prevail.

         (c) The rights and obligations of the parties under this Agreement shall be governed by the authentic English-language text of the United Nations Convention on Contracts for the International Sale of Goods to the exclusion of the other authentic language versions.

10.9     TRADE TERMS

Trade terms shall where appropriate, and where not inconsistent with the provisions of this Agreement, be interpreted in accordance with the current International Rules for the Interpretation of Trade Terms of the International Chamber of Commerce ("Incoterms") in force on the date of this Agreement.

10.10    CURRENCY

Unless otherwise specifically provided in this Agreement, all references to dollar amounts or other money amount are expressed in terms of lawful money of the United States of America.

10.11    SURVIVAL

All obligations of Distributor and Supplier including obligations of indemnity which expressly or by their nature survive the termination or assignment of this Agreement shall continue in full force and effect subsequent to and notwithstanding such termination or assignment and until they are satisfied or by their nature expire.


10.12    NOTICE

All written notices, consents and approvals (herein referred to as a "Notice") permitted or required to be given hereunder shall be deemed to be sufficiently and duly given if written and delivered personally or if transmitted by facsimile transmission or other form of recorded communication tested prior to transmission, if to Supplier addressed as follows:


                  HYDROGENICS CORPORATION
                  5985 McLaughlin Road

                  Mississauga, Ontario
                  CANADA, L5R 1B8

                  Attention: Boyd Taylor, Vice President, Sales and Marketing


                  Fax:       (905) 361-3626


and if to Distributor addressed as follows:


                  TOYOTA TSUSHO CORPORATION
                  Toyota Bldg.
                  7-23, Meikei 4-Chome
                  Nakamura-Ku, Nagoya,
                  450-8575 JAPAN

                  Attention: Mr. Nemoto, Manager, Machinery & Multimedia
                             Planning Division


                  Fax        (052) 584-5806


Any Notice so given or made shall be deemed to have been given or made and received on the date of delivery or on the day of transmission by facsimile transmission or other form of recorded communication, as the case may be. Any party from time to time by Notice may change its address for the purpose of this Agreement.


10.13    CUMULATIVE RIGHTS

The rights of Distributor and Supplier hereunder are cumulative and no exercise or enforcement by Distributor or Supplier of any right or remedy hereunder shall preclude the exercise or enforcement by Distributor or Supplier of any other right or remedy hereunder of which Distributor or Supplier is otherwise entitled by law to enforce.


10.14    FURTHER ASSURANCES

The parties agree to do or cause to be done all acts or things necessary to implement and carry into effect this Agreement to its full extent.

IN WITNESS OF WHICH the parties have duly executed this Agreement.


                                         HYDROGENICS CORPORATION


                                         By: /s/ PIERRE RIVARD
                                             -----------------------------------
                                             Name:  Pierre Rivard
                                             Title: President and CEO

                                         TOYOTA TSUSHU CORPORATION


                                         By: /s/ MASANORI YAMASE
                                             -----------------------------------
                                             Name:  Masanori Yamase
                                             Title: Director